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                                                                      EXHIBIT 12

                      Dime Bancorp, Inc. and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

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                                                    For the Years Ended December 31,
                                        ------------------------------------------------------
                                                1996        1995      1994      1993      1992
                                        ------------------------------------------------------

EXCLUDING INTEREST ON DEPOSITS
------------------------------
Earnings:
  Income before income taxes,
   extraordinary item and
    cumulative effect of a change in
     accounting principle                 $  154,240  $  109,912  $ 67,703  $ 19,864  $102,430
  Fixed charges                              364,093     429,715   309,193   184,012   164,861
                                         -----------  ----------  --------  --------  --------
      Total earnings as adjusted          $  518,333  $  539,627  $376,896  $203,876  $267,291
                                         ===========  ==========  ========  ========  ========

Fixed Charges:
  Interest on borrowed funds              $  358,187  $  423,053  $303,216  $178,464  $159,012
  Portion of rent expense deemed
   representative
    of interest factor (1)                     5,906       6,662     5,977     5,548     5,849
                                         -----------  ----------  --------  --------  --------
      Total fixed charges                 $  364,093  $  429,715  $309,193  $184,012  $164,861
                                         ===========  ==========  ========  ========  ========

Ratio of earnings to fixed charges
 excluding interest
  on deposits                                  1.42x       1.26x     1.22x     1.11x     1.62x
                                         ===========  ==========  ========  ========  ========

INCLUDING INTEREST ON DEPOSITS
------------------------------
Earnings:
  Income before income taxes,
   extraordinary item and
    cumulative effect of a change in
     accounting principles                $  154,240  $  109,912  $ 67,703  $ 19,864  $102,430
  Fixed charges                              895,309     954,167   713,762   595,487   759,137
                                         -----------  ----------  --------  --------  --------
      Total earnings as adjusted          $1,049,549  $1,064,079  $781,465  $615,351  $861,567
                                         ===========  ==========  ========  ========  ========

Fixed Charges:
  Interest on borrowed funds              $  358,187  $  423,053  $303,216  $178,464  $159,012
  Interest on deposits                       531,216     524,452   404,569   411,475   594,276
  Portion of rent expense deemed
   representative
    of interest factor (1)                     5,906       6,662     5,977     5,548     5,849
                                         -----------  ----------  --------  --------  --------
      Total fixed charges                 $  895,309  $  954,167  $713,762  $595,487  $759,137
                                         ===========  ==========  ========  ========  ========

Ratio of earnings to fixed charges
 including interest
  on deposits                                  1.17x       1.12x     1.09x     1.03x     1.13x
                                         ===========  ==========  ========  ========  ========

(1) Represents one-third of total rent expense.

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